 Exhibit (a)(5)(C)

Zhihu Inc. Commences Tender Offers to Buy Back Up to US$54.8 Million of Its Class A Ordinary
Shares and American Depositary Shares

BEIJING, China, September 9, 2024 — Zhihu Inc. (NYSE: ZH; HKEX: 2390) (“Zhihu” or the “Company”), a leading online content community in China, today announced that it has commenced all cash tender offers (the “Offers”) to buy back up to 46,921,448 Class A ordinary shares of the Company (including in the form of American depositary shares (the “ADSs”)) at an offer price of HK$9.11 per Class A ordinary share (equivalent of US$3.50 per ADS). Assuming that the maximum number of securities that can be accepted are tendered and accepted, the aggregate purchase price payable by the Company upon the consummation of the Offers would be approximately HK$427.5 million or US$54.8 million, excluding related transaction fees, costs, and expenses. The Offers consist of a U.S. offer (the “U.S. Offer”) and a non-U.S. offer (the “Non-U.S. Offer”) on equivalent terms and conditions set forth in the U.S. offer to purchase dated as of September 9, 2024 in connection with the U.S. offer (the “U.S. Offer to Purchase”) and offer document dated as of the same date in connection with the non-U.S. offer, respectively. The U.S. Offer will expire at 4:00 a.m., New York City time, on Wednesday, October 30, 2024, unless extended. ADSs and Class A ordinary shares tendered pursuant to the U.S. Offer may be withdrawn at any time before 4:00 a.m., New York City time, on Wednesday, October 30, 2024, or as otherwise provided by applicable law.

As required by SEC rules, the Company is filing a tender offer statement on Schedule TO today. ADS holders and U.S. shareholders wishing to tender their securities must follow the instructions described in the U.S. Offer to Purchase and other related materials, including the ADS letter of transmittal and the form of acceptance, which the Company is filing together with the Schedule TO with the SEC today. These documents contain important information about the terms and conditions of the U.S. Offer. ADS holders and U.S. Shareholders may not tender their securities in the Non-U.S. Offer, and non-U.S. shareholders may not tender their Class A ordinary shares in the U.S. Offer.

The U.S. Offer is not subject to any financing or minimum tender condition, but is subject to independent shareholder approval. An extraordinary general meeting of the Company’s shareholders (the “EGM”) will be held at 10:00 a.m., Beijing time, on Wednesday, October 16, 2024 at Room Landing, Floor 1, Zone B, China Industry-Academy-Research Achievement Transformation Center, 18A Xueqing Road, Haidian District, Beijing 100083, People’s Republic of China for the purposes of considering and, if thought fit, passing the resolution in respect of the Offers as defined and set forth in the notice of EGM. The notice of EGM and the form of proxy for the EGM are available on the Company’s website at http://ir.zhihu.com. The Offers are conditional upon the approval by more than 50% of the votes cast by the independent shareholders in attendance either in person or by proxy by way of a poll having been obtained at the EGM. Holders of record of ordinary shares of the Company at the close of business on September 23, 2024, Hong Kong time, are entitled to notice of, to attend and vote at, the EGM or any adjournment or postponement thereof. Holders of record of ADSs as of the close of business on September 23, 2024, New York City time, who wish to exercise their voting rights for the underlying Class A ordinary shares must give voting instructions to JPMorgan Chase Bank, N.A., the depositary of the ADSs.

The board of directors of the Company is of the opinion that the terms of the Offers are fair and reasonable so far as the independent shareholders are concerned. However, none of the Company, its board of directors, or its executive officers is making any representation or recommendation to any holder as to whether or not to vote in favor of the resolution to be proposed at the EGM approving the Offers and whether or not to tender in the Offers. Instead, an independent board committee recommends the independent shareholders to vote in favor of the resolution to approve the Offers at the EGM and is of the opinion that the Offers should be accepted.

The information agent and tender agent for the U.S. Offer is Broadridge Corporate Issuer Solutions, LLC. The U.S. Offer to Purchase, the ADS Letter of Transmittal, the Form of Acceptance, and other related materials will be distributed to all ADS holders (wherever such ADS holders are located) and U.S. shareholders and will be furnished to brokers, dealers, commercial banks, trust companies, and other nominees whose names appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the ADSs and Class A ordinary shares. For questions or assistance in connection with the U.S. Offer, please contact the information agent and tender agent at +1 (855) 793-5068 (toll-free from the United States) and +1 (888) 789-8409 (from other countries) from 9:00 a.m. to 6:00 p.m., New York City time, Monday to Friday.

Certain Information Regarding the U.S. Offer

This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell any securities of the Company. The U.S. Offer will be made only pursuant to, and ADS holders and U.S. shareholders may only tender in the U.S. Offer in accordance with, the U.S. Offer to Purchase and other related materials.

ADS HOLDERS AND U.S. SHAREHOLDERS ARE URGED TO READ THE COMPANY’S SCHEDULE TO, U.S. OFFER TO PURCHASE, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ZHIHU INC. AND THE U.S. OFFER.

Materials filed with the SEC will be available electronically without charge at the SEC’s website, https://www.sec.gov. Documents filed with the SEC may also be obtained without charge at the Company’s website, https://ir.zhihu.com. ADS holders and U.S. shareholders also will be able to obtain a copy of these documents, without charge, from Broadridge Corporate Issuer Solutions, LLC, the information agent for the U.S. Offer.

About Zhihu Inc.

Zhihu Inc. (NYSE: ZH; HKEX: 2390) is a leading online content community in China where people come to find solutions, make decisions, seek inspiration, and have fun. Since the initial launch in 2010, we have grown from a Q&A community into one of the top comprehensive online content communities and the largest Q&A-inspired online content community in China. For more information, please visit https://ir.zhihu.com.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. In some cases, forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “target,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to,” or other similar expressions. Further information regarding these and other risks, uncertainties, or factors is included in the Company's filings with the SEC and the Hong Kong Stock Exchange. All information provided in this press release is as of the date of this press release, and the Company does not undertake any duty to update such information, except as required under applicable law.

For investor and media inquiries, please contact:

In China:

Zhihu Inc.
Email: ir@zhihu.com

Piacente Financial Communications
Helen Wu
Tel: +86-10-6508-0677
Email: zhihu@tpg-ir.com

In the United States:

Piacente Financial Communications
Brandi Piacente
Phone: +1-212-481-2050
Email: zhihu@tpg-ir.com